Exhibit 10.6

*The counterparty’s name has been removed and replaced with “[*]”.

White River Energy Corp,

609 West Dickson St. Suite 102G,

Fayetteville, AR 72701

Attn.: Mr. Jay Puchir

Chief Executive Officer

December 16, 2022

Dear Mr. Puchir:

This letter agreement (this “Agreement”), when executed by the parties hereto, will memorialize our understanding and constitute an agreement between White River Energy Corp, a Nevada corporation (collectively with its subsidiaries, the “Company”) and [*] (“[*]”), pursuant to which the Company agrees to retain [*] and [*] agrees to be retained by the Company under the terms and conditions set forth below:

1.	The Company hereby retains [*] to provide it with financial advisory services. As compensation for the financial advisory services to be provided by [*] to the Company pursuant to this Agreement and for services previously rendered by [*], the Company shall pay to [*] or its designee 1,666,667 shares of Common Stock, par value, $0.0001 per share, of the Company (the “Shares”), subject to adjustment as described below, to be delivered to [*] or its designee(s).All Shares issuable hereunder shall be made pursuant to an equity incentive plan in place for the Company and approved by the Company’s Board of Directors. The number of Shares to be received by [*] shall be increased to the extent that as of the date a registration statement filed by the Company pursuant to this Agreement registering [*]’s or its designee’s sale of the Shares is declared effective by the Securities and Exchange Commission (the “Effective Date”), the closing price per share of the Company’s common stock as reported on the OTCQB or other trading market on which the Company’s common stock is then listed or quoted is below $1.00 per share (such price shall be proportionately adjusted for stock dividends, reverse stock splits and similar events), such that at such Effective Date of there shall be registered an additional number of shares such that the total number of registered Shares received by [*] or its designee under this Agreement shall equal the quotient obtained by dividing $1,666,666.67 by such price per share of the common stock at the Effective Date. In addition, [*] or its designee shall receive on the date ending 90 days after the Effective Date, an additional number of Shares if necessary such that [*] or its designee shall have received a number of shares equal to $1,666,666.67 divided by the price per share of the common stock 90 days after the Effective Date using the formula set forth in the preceding sentence based as of such date. The intent of this provision is that [*] or its designee shall receive a dollar amount of registered Shares at least equal to $1,666,666.67 through a date ending 90 days after the Effective Date. In addition to such Shares, [*] may receive such other fees as are mutually agreed by the parties in writing. The Company agrees to register the Shares to be delivered as designated by [*] in a registration statement to be filed by the Company within 90 days following the execution of this Agreement, or as soon thereafter as commercially reasonable at the request of [*] and to keep such registration statement effective in order that such Shares may be sold by [*] or its designees. The parties have executed a registration rights agreement, dated the date hereof, which governs the obligations of the parties with respect to the registration of the shares to be delivered as designated by [*] (the “Registration Rights Agreement”).

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2. The Company shall reimburse [*] for any and all reasonable expenses incurred by [*] in the performance of its duties hereunder, and [*] shall account for such expenses to the Company by submission of vouchers reasonably satisfactory to the Company setting forth in reasonable detai1 the amount and reason for such cost or expense.

3. All obligations of [*] contained in this Agreement shall be subject to [*]’s reasonable availability for such performance, in view of the nature of the requested service and the amount of notice received. [*] shall devote such time and effort to the performance of its duties hereunder as [*] shall determine is reasonably necessary for such performance. [*] may look to such others for such factual information, investment recommendations, economic advice and/or research, upon which to base its advice to the Company hereunder, as it shall deem appropriate. The Company shall furnish to [*] all information relevant to the performance by [*] of its obligations under this Agreement, or particular projects as to which [*] is acting as advisor, which will permit [*] to know all facts material to the advice to be rendered, and all materials or information reasonably requested by [*]. In the event that the Company fails or refuses to furnish any such material or information reasonably requested by [*], and thus prevents or impedes [*]’s performance hereunder, any inability of [*] to perform shall not be a breach of its obligations hereunder.

4. Nothing contained in this Agreement shall limit or restrict the right of [*] or of any partner, affiliate, employee, agent or representative of [*], to be a partner, director, officer, employee, agent or representative of, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of [*] to render services of any kind to any other corporation, firm, individual or association.

5. Because [*] will be acting on your behalf, it is [*]’s practice to receive indemnification. A copy of [*]’s standard indemnification provisions (the “Indemnification Provisions”) is attached to this Agreement and is incorporated herein and made a part hereof.

6. This Agreement may not be transferred, assigned or delegated by any of the parties hereto without the prior written consent of the other party hereto; provided that [*] may assign its rights to payment to an affiliate without the prior written consent of the Company.

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7. The failure or neglect of the parties hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or their waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition, but the same shall continue in full force and effect.

8. Any notices hereunder shall be sent to the Company and to [*] at their respective addresses. Any notice shall be given by hand delivery, email transmission or overnight delivery or courier service, against receipt therefor, and shall be deemed to have been given when received. Either party may designate any other address to which notice shall be given by giving written notice to the other of such change of address in the manner herein provided.

9. This Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof without giving effect to principles governing conflicts of law.

10. This Agreement contains the entire agreement between the parties as to the subject matter hereof, may not he altered or modified, except in writing, and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties relating to the subject matter hereof.

11. This Agreement shall be binding upon the parties hereto and their respective heirs, administrators, successors and permitted assigns.

If you are in agreement with the foregoing, please execute two copies of this letter in the space provided below and return them to the undersigned.

Yours truly,

[*] ____________

By:
Name:	________________
Title:	________________

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE

WRITTEN:

White River Energy Corp,

By:
Name:	________________
Title:	________________

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INDEMNIFICATION PROVISIONS

White River Energy Corp , a corporation (collectively with its Subsidiaries, and future subsidiaries, the “Company”), agree to indemnify and hold harmless [*] (“[*]”), and each of its members, officers, directors and affiliates, including without limitation, _____________, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise are each a “Liability”), including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which [*] is a party), directly or indirectly, relating to, based upon, arising out of, or in connection with, its acting for the Company under the Agreement, dated as of December , 2022 between the Company and [*] to which these indemnification provisions are attached and form a part (the “Agreement”), except to the extent that any such Liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from [*]’ gross negligence or willful misconduct. The Company also agrees that [*] shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of [*], except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from [*]’s gross negligence or willful misconduct.

The indemnification provisions contained herein shall be in addition to any liability which the Company may otherwise have to [*] or the persons identified below in this sentence and shall extend to the following: [*], its affiliated entities, partners, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents and controlling persons of any of them. All references to [*] in these indemnification provisions shall be understood to include any and all of the foregoing.

If any action, suit, proceeding or investigation is commenced, as to which [*] proposes to demand indemnification, it shall notify the Company with reasonable promptness (but any failure by [*] to notify the Company shall not relieve the Company from its obligations hereunder except to the extent the Company is damaged by such failure); and the Company shall promptly assume the defense of such action, suit, proceeding or investigation, including the employment of counsel (reasonably satisfactory to [*]) and payment of fees and expenses. Notwithstanding the foregoing sentence, [*] shall have the right to retain counsel of its own choice to represent it and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company, but the fees and expenses of such counsel employed by [*] shall be at the expense of [*] unless (i) the employment of such counsel shall have been authorized in writing by the Company in connection with the defense of such action, (ii) the Company shall not have promptly employed counsel reasonably satisfactory to [*], or (iii) counsel appointed to represent [*] shall have reasonably concluded that there is a conflict of interest that precludes such counsel from representing the Company or its affiliates and [*] and its affiliates, in such event such fees and expenses shall be borne by the Company and the Company shall not have the right to direct the defense of such action on behalf of [*]. The Company shall be liable for any settlement of any claim against [*] made with the Company’s written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of [*], settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as unconditional term thereof, the giving by the c1aimant to [*] of an unconditional release from all liability in respect of such claim.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and [*], on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and [*], on the other hand, and also the relative fault of the Company, on the one hand, and [*], on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements and all relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, [*] shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by [*] pursuant to the Agreement.

Neither termination nor completion of the engagement of [*] referred to above shall affect these indemnification provisions which shall then remain operative and in full force and effect.

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